EXHIBIT 10.4
                          EMPLOYMENT AND FEE AGREEMENT
                  BETWEEN THE REGISTRANT AND RICHARD P. GREENE

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                          EMPLOYMENT AND FEE AGREEMENT

     THIS AGREEMENT made this 1st day of December, 1996, by and between TRIANGLE IMAGING GROUP, INC. (hereinafter "CLIENT") with a mailing address of 12 South Penataquit Avenue, Bay Shore, New York 11706 and telephone number of (516) 666-6890 and LAW OFFICES OF RICHARD P. GREENE, ESQ. (hereinafter "ATTORNEY").

         1. CLIENT retains ATTORNEY to represent CLIENT as Attorney at Law regarding Corporate/Securities related matters and authorizes and empowers ATTORNEY to do all things reasonably necessary to complete corporate and securities transactions with CLIENT'S consent (other than in connection with capital raising transactions) and agrees to retain ATTORNEY for the services rendered on the following terms and conditions:

          a. On the basis of the time expended by ATTORNEY, hourly rates are $200 per hour for projects billed on an hourly basis. Such fees and costs will be billed on a monthly basis.

          b. Legal fees for the S-8 Registration and serviced related thereto shall consist of 5,000 shares of common stock of Triangle Imaging Group, Inc. An additional 15,000 shares shall be registered to cover additional legal services rendered. These shares shall be credited towards additional legal services based upon the market value of the shares at the closing date of the Engineered Business Systems, Inc. acquisition anticipated to be on or about December 2, 1996. All referenced shares shall be registered pursuant to a Registration Statement on Form S-8.

          c. CLIENT shall also be responsible for costs incurred including, but not limited to, long distance phone calls, transcripts, photocopies, postage, filing fees, and costs of newspaper publications. Advanced costs that are not expended during the course of the representation are to be returned to the client at the conclusion of the representation, unless ATTORNEY and CLIENT agree otherwise in writing.

         2. ATTORNEY will render a final statement for services rendered and costs incurred. If CLIENT disagrees with any charge for fees or costs, CLIENT must notify ATTORNEY in writing within ten (10) days after the date of mailing. Otherwise, all charges are agreed by CLIENT to be approved and accepted. All bills are due when rendered.

         3. CLIENT understands and agrees that ATTORNEY has made no guarantee regarding the successful outcome or termination of the engagement and all expressions pertaining thereto are matters of opinion. Should it be necessary to institute legal proceedings for the collection of any part of the ATTORNEY'S compensation or costs as set forth above, then CLIENT agrees to pay all court costs and reasonable attorneys fees with regard to the collection of same.




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         IN WITNESS  WHEREOF,  the parties have executed this Agreement the date first mentioned above.

ACCEPTED:

Law Offices of
Richard P. Greene, Esq.                        TRIANGLE IMAGING GROUP, INC.

By:    /s/ Richard P. Greene                    By: /s/Vito Bellezza____________
      ATTORNEY                                  Vito Bellezza, President and CEO